Exhibit 10.1

MICROSTRATEGY INCORPORATED

Amendment No. 3 to

2013 Stock Incentive Plan

Pursuant to Section 11(d) of the 2013 Stock Incentive Plan (as previously amended, the “Plan”) of MicroStrategy Incorporated (the “Company”), the Plan is hereby amended as follows:

Section 4(a)(1) of the Plan is amended to read in its entirety as follows:

“(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 1,700,000 shares of class A common stock, $0.001 par value per share, of the Company (the “Common Stock”), any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.”

This Amendment shall become effective on the date it is adopted by the Board; provided that, to the extent required, no Award shall be made pursuant to the Plan (other than an Award that would have been authorized under the Plan as in effect prior to this Amendment) before stockholder approval of this Amendment, unless the Award is conditioned upon stockholder approval of this Amendment and the Award provides that (1) it will terminate or be forfeited if stockholder approval of the Amendment is not obtained within 12 months from the date of the grant of such Award and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

Adopted by the Board of Directors on October 23, 2015

Approved by the Company’s stockholders

on                     , 20